3
January 1, 2002                                       $663,541.75
                                   SECURED
                               PROMISSORY NOTE

          FOR VALUE RECEIVED, the undersigned, WILD HARE HOLDINGS, INC., a Florida corporation with an address at 100 North Tampa Street, Suite 3575, Tampa, Florida 33602 ("Wild Hare"), promises to pay to the order of EXCAL ENTERPRISES, INC., a Delaware corporation with an address at 100 North Tampa Street, Suite 3575, Tampa, Florida 33602 ("Excal"), at such place as Excal may from time to time designate, the principal sum of SIX HUNDRED SIXTY THREE THOUSAND FIVE HUNDRED FORTY ONE AND 75/100 DOLLARS ($663,541.75) plus interest as provided herein, to be paid in lawful money of the United States of America, as follows:

     1. The principal amount of this Note shall bear interest from the date hereof at a rate equal to nine percent (9%) per annum; provided, however, that the interest rate shall equal eighteen percent (18%) during the continuance of an Event of Default (as defined below).

     2. Wild Hare shall pay all principal and interest on this Note in full to Excal on January 1, 2003 (the "Maturity Date").

     3. Any payment or prepayment hereunder shall be applied first to unpaid costs of collection and late charges, if any, second to interest and then to principal. Wild Hare may prepay this Note,in part or in full, at any time before the Maturity Date without premium or penalty.

     4. The term "Event of Default" as used herein shall mean the occurrence and continuation of any one or more of this following events:

          (i) The failure of Wild Hare to make any payment of any amount of principal or accrued interest pursuant to this Note as and when same shall become due and payable;

          (ii) The admission in writing by Wild Hare of its inability to pay its debts as they mature;

          (iii)The filing by Wild Hare of a petition in bankruptcy, or a petition to take advantage of any insolvency act;

          (iv) The making of an assignment by Wild Hare for the benefit of its creditors;

          (v) The filing of a petition in bankruptcy against Wild Hare with or without the consent of Wild Hare, and the failure to have such petition dismissed within sixty (60) days from the date that such petition is filed;

          (vi) On a petition in bankruptcy filed against Wild Hare, Wild Hare is adjudicated, or has an order for relief granted against him as, a bankrupt;

          (vii)The filing of a petition or answer seeking reorganization or relief under any bankruptcy or insolvency laws or any other law for the relief of debtors or the filing of an answer admitting, or failing to deny, the material allegations of a petition filed against Wild Hare for any such relief;

         (viii)The sale by Wild Hare of all or substantially all of its assets;

          (ix) The commencement of a proceeding to foreclose the security interest or lien in any property or assets to satisfy the security interest or lien therein of any secured creditor of Wild Hare;

          (x) The entry of a final judgment for the payment of money by a court of competent jurisdiction against Wild Hare which judgment Wild Hare shall not discharge (or provide for such discharge) in accordance with its terms within thirty (30) days of the date of entry thereof, or procure a stay of execution thereof within thirty (30) days from the date of entry thereof and, within such thirty (30) day period, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

          (xi) The imposition of any attachment or levy, or the issuance of any note of eviction against the assets or properties of Wild Hare which attachment, levy or issuance is not dismissed, bonded, or otherwise terminated within thirty (30) days of the effectiveness of such attachment, levy or issuance; and

          (xii)The default in the due observance or performance of any material covenant, condition or agreement on the part of Wild Hare to be observed or performed pursuant to the terms hereof or pursuant to the terms of the Security Agreement between Wild Hare and Excal such default shall continue uncured for fifteen (15) days after written notice thereof, specifying such default, shall have been given to Wild Hare by the holder of the Note.

     5.   Remedies Upon Default

          (i) Upon the occurrence of an Event of Default (as defined in Article "4" of this Note), and any time thereafter while such Event of Default is continuing, the entire unpaid principal balance and all accrued and unpaid interest which is due pursuant to this Note and all other amounts payable to Excal pursuant to this Note shall, at Excal's option, be accelerated and become and be immediately due and payable without present-ment, demand, protest or further notice of any kind, all of which are expressly waived by Wild Hare.

          (ii) The liability of Wild Hare hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted to or consented to by Excal including, but not limited to, any extension of time, renewal, waiver or other modification.

          (iii)If this Note is not paid when due or upon the occurrence of an Event of Default, Wild Hare agrees to pay all costs of collec-tion, attorneys fees, all fees and costs expended and by Excal incurred in pursuing its remedies pursuant to this Note or under the law, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy, other creditors' proceedings, or otherwise.

     6. This Note is to be governed by and construed under the internal laws of the State of Florida, without giving effect to principles of conflict or choice of laws.

     7. The remedies of Excal shall be cumulative and concurrent, and may be pursued singularly, successively, or together, at the sole discretion of Excal, and may be exercised as often as occasion therefor shall arise. No action or omission of Excal, including specifically any failure to exercise or forbearance in the exercise of any remedy, shall be deemed to be a waiver or release to be effected only through a written document executed by Excal and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing or as constituting a course of dealing, nor shall it be construed as a bar to, or as a waiver or release of, any subsequent remedy as to a subsequent event.

     8. Any provision of this Note which may prove to be unenforceable under any law shall not affect the validity of any other provision of this Note. If from any circumstances whatsoever, fulfillment of any provision of this Note or any other instrument evidencing or securing the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then ipso facto, the obligation to be ful-filled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note or under any other instrument evidencing or securing the indebtedness evidenced hereby, that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity.

     9. This Note may not be changed, modified, extended, terminated or discharged orally, but only by an agreement in writing, which is signed by Wild Hare and Excal.

     10. All amounts due under this Note are secured in accordance with the terms of a Security Agreement of even date herewith.

     11. Wild Hare agrees to pay Excal all costs incurred by it in connection with the collection, enforcement, or defense of this Note. Such costs include, without limitation, fees for the services of counsel and legal assistants employed to collect this Note, whether or not suit be brought, and whether incurred in connection with collection, trial, appeal, bankruptcy, or otherwise. Wild
          Hare further agrees to indemnify and hold Excal harmless against liability for the payment of state documentary stamp taxes, intangible taxes or other taxes (including interest and penalties, if any), excluding income or service taxes of Excal, which may be determined to be payable with respect to this transaction.

     12. Wild Hare (a) consents to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (b)stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Note is Hillsborough County, Florida, for state court proceedings, and the Middle District of Florida for federal district court proceedings, and (c) waives any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida is an improper or inconvenient venue.

     13. In any mediation, arbitration, or legal proceeding arising out of this Note, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting any claim arising out of this Note, including all fees, costs, and expenses of experts, attorneys, witnesses, collection agents, and supersedeas bonds, whether incurred before or after demand or commencement of legal proceedings, and whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy, administrative, or judgement-execution proceedings.

     To the extent permitted by law, Wild Hare agrees to and does hereby waive trial by jury in any action, proceeding, or counterclaim brought by either Wild Hare or Excal on any matters whatsoever arising out of or in any way connected with this Note or any claim of damage resulting from any act or omission of Wild Hare or Excal or either of them in any way connected with this Note.

          IN WITNESS WHEREOF, Wild Hare has executed this Note on the day and year first above written.

WITNESS:                      WILD HARE HOLDINGS, INC.

                                    By:
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                               Name:
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                               Title:
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